Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2002

Daleen Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27491	65-0944514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

902 Clint Moore Road, Suite 230 Boca Raton, Florida (Address of principal executive offices)	33487 (Zip Code)

(561) 999-8000
(Registrant’s telephone number, including area code)

Condensed Unaudited Consolidated Balance Sheets
Condensed Unaudited Consolidated Statements of Operations
SIGNATURES

Item 5 – Other Events.

     Daleen Technologies, Inc. (the “Company”) today reported that despite a decrease in revenues for the third quarter, incremental reductions in operating expenses and cash used contributed to the Company’s third consecutive quarterly decrease in net loss per share. The Company reported revenues of $1.2 million for its third quarter of 2002. Net loss for the quarter was $1.7 million, or $0.07 per share, compared with a $2.3 million net loss, or $0.10 per share, during the second quarter of 2002, and compared to a net loss of $36.8 million, or $1.68 per share, in the third quarter of 2001. The Company had revenues of $2.2 million for the third quarter of 2001.

     Third Quarter Highlights:

•	Total expenses were $3.0 million for the third quarter of 2002, compared to $4.8 million for the previous quarter, and compared to total expenses of $37.0 million for the third quarter of 2001. Total expenses in the second quarter of 2002 included $745,000 in restructuring charges, and total expenses in the third quarter of 2001 included $23.4 million in goodwill impairment charges. These improvements and the Company’s continued diligence in managing expenses and maintaining a lower total cost of operations helped reduce the amount of cash used to support operations to $1.2 million for the quarter.

•	Total expenses for the nine months ended September 30, 2002 were $12.7 million, compared to $86.4 million for the same period in 2001. Total expenses for the nine months ended September 30, 2002 and 2001 included $745,000 and $7.8 million of restructuring charges, respectively. In addition, total expenses for the nine months ended September 30, 2001 included $27.9 million in impairment charges related to goodwill intangibles and property and equipment.

•	The Company restructured its license and services contract with Cbeyond Communications to include a schedule of fixed payments through the end of 2006, which creates long term, recurring revenues for the Company.

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Daleen Technologies, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets
(in thousands)

	September 30	December 31
	2002	2001

Assets
Current assets:
Cash and cash equivalents	$5,984	$13,093
Restricted cash	30	30
Accounts receivable, net	1,296	2,885
Other current assets	690	436

Total current assets	8,000	16,444
Property and equipment, net	1,534	2,704
Other assets	1,567	2,045

Total assets	$11,101	$21,193

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	440	678
Accrued payroll and other accrued expenses	1,650	3,733
Billings in excess of costs	542	1,323
Deferred revenue	917	1,013
Other current liabilities	16	—

Total current liabilities	3,565	6,747
Minority Interest	—	184
Total stockholders’ equity	7,536	14,262

Total liabilities and stockholders’ equity	$11,101	$21,193

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Daleen Technologies, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations
(in thousands except per share data)

	Three Months Ended			Nine Months Ended

	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2002	2002	2001	2002	2001

Revenue:
License fees	$397	753	418	1,361	3,193

Professional services & other	849	1,290	1,786	3,831	7,601
Total revenue	1,246	2,043	2,204	5,192	10,794

Cost of revenue:
License fees	34	63	1,236	171	1,604
Professional services & other	404	608	1,287	1,980	6,331

Total cost of revenue	438	671	2,523	2,151	7,935

Gross margin	808	1,372	(319)	3,041	2,859
Operating expenses:
Sales & marketing	789	1,083	1,826	3,028	8,781
Research & development	713	1,054	2,430	3,098	10,931
General & administrative	1,093	1,250	3,149	3,681	11,976
Amortization of goodwill & other intangibles	—	—	3,661	—	11,156
Impairment of long lived assets	—	—	23,408	—	27,906
Restructuring charges	—	745	—	745	7,758

Total operating expenses	2,595	4,132	34,474	10,552	78,508

Operating loss	(1,787)	(2,760)	(34,793)	(7,511)	(75,649)

Other income:
Interest income & nonoperating income, net	42	118	447	321	989
Gain on sale of subsidiary	—	391	—	391	—

Total other income, net	42	509	447	712	989

Net loss	$(1,745)	(2,251)	(34,346)	(6,799)	(74,660)
Less: preferred stock dividends	—	—	(2,447)	—	(28,512)

Net loss applicable to common stockholders	$(1,745)	(2,251)	(36,793)	(6,799)	(103,172)

Net loss applicable to common stockholders per share — basic and diluted	$(0.07)	(0.10)	(1.68)	(0.29)	(4.73)

Weighted average outstanding shares - basic and diluted	23,376	23,532	21,870	23,049	21,823

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALEEN TECHNOLOGIES, INC.

	By:	/s/ Jeanne Prayther Jeanne Prayther Chief Financial Officer and Secretary
Dated: November 8, 2002

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